EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 6, 2013 with respect to the consolidated financial statements, schedule and internal control over financial reporting included in this Annual Report on Form 10-K of Orion Marine Group, Inc. for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Orion Marine Group on Form S-3 (File No. 333-160719, effective August 7, 2009) and on Form S-8 (File No. 333-148301, effective December 21, 2007 and File No. 333-174814 effective June 9, 2011).

/s/ Grant Thornton LLP
Houston, Texas
March 6, 2013